UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14a

PROXY STATEMENT

Pursuant to Section 14(A) of The Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐   Preliminary Proxy Statement

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☐   Definitive Proxy Statement

☒   Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

HOPE BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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3200 Wilshire Boulevard, Suite 1400, Los Angeles, CA 90010

HOPE BANCORP, INC.

SUPPLEMENT TO PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

MAY 23, 2024

This supplement (“Supplement”) supplements the definitive proxy statement on Schedule 14A (“Proxy Statement”) filed by Hope Bancorp, Inc. (“Company”) with the U.S. Securities and Exchange Commission (“SEC”) on April 12, 2024, in connection with the Company’s 2024 Annual Meeting of Stockholders (“Annual Meeting”) to be held on Thursday, May 23, 2024, at 10:30 AM Pacific Time and at any adjournments or postponements thereof.

This Supplement provides additional information regarding disclosure contained in the Proxy Statement with respect to (i) whether the proposal to amend our Certificate of Incorporation to increase the authorized shares of common stock (Proposal 3) is treated as “routine” or “non-routine” by the New York Stock Exchange (“NYSE”), (ii) the effect of broker non-votes with respect to each of the proposals presented in the Proxy Statement, (iii) the voting standard for our proposals that amend our Certificate of Incorporation, and (iv) a merger transaction announced on April 29, 2024.

The supplementation and revisions to the existing disclosures in the Proxy Statement are set forth below under the heading “Supplementation and Revisions to the Proxy Statement.” Other than as set forth below, no other changes have been made to the Proxy Statement and it continues to be in full force and effect as originally filed with the SEC. The Board of Directors of the Company continues to seek the vote of the Company’s stockholders on each of the proposals to be voted on at the Annual Meeting as recommended in the original filing. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented and amended by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Annual Meeting. If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.

Supplementation and Revisions to the Proxy Statement

The following sentences supplement the disclosure in the second paragraph under the heading “Purpose of Proposed Amendment” with respect to Proposal 3 (Page 34):

“On April 29, 2024, we announced our proposed all-stock merger with Territorial Bancorp Inc. pursuant to which we expect to issue approximately 7.2 million shares of Common Stock to Territorial’s shareholders. While we have a sufficient number of authorized but unissued shares of Common Stock available to complete this merger without increasing our authorized shares as contemplated by this proposal, the merger will further reduce the number of shares of Common Stock available for future issuances.”

The sentence under the subheading “Vote Required and Board Recommendation” with respect to each of Proposal 3 (Page 35), Proposal 4 (Page 37), Proposal 5 (Page 39), and Proposal 6 (Page 41) is hereby supplemented and amended to read as follows:

“The affirmative vote of the holders of greater than 50 percent of the voting power of the outstanding shares of the Company’s Common Stock is required to approve this proposal.”

The second paragraph under the heading “Voting Shares Held in ‘Street Name’ by a Broker” on page 93 of the Proxy Statement is hereby supplemented and amended to read as follows:

“As a beneficial owner, you will have the right to direct that organization on how to vote shares in your account. If that organization is not given specific direction, your shares held in the name of that organization may not be voted, which is sometimes referred to as a “broker non-vote,” and they will not be considered as present and entitled to vote at the Annual

Meeting in certain instances. New York Stock Exchange (“NYSE”) Rule 452.11, generally speaking, prohibits brokers and other organizations holding shares on your behalf from voting on your behalf, if they have not received direction from you, with respect to Proposal 1 (election of directors) and Proposal 7 (approval of the 2024 Equity Incentive Plan). These proposals are considered “non-routine.” We understand that, notwithstanding that they are not addressed in NYSE Rule 452.11, the NYSE considers Proposal 4 (approval to indemnify employees and agents), Proposal 5 (approval to include an officer exculpation provision), Proposal 6 (approval to add a forum selection provision), Proposal 8 (non-binding, advisory vote on the frequency of future advisory votes on executive compensation) and Proposal 9 (non-binding, advisory vote on executive compensation) to also be “non-routine” proposals and, therefore, brokers and other organizations will not vote your shares for those proposals unless they receive instructions from you as to how to vote on each of these proposals. Finally, we also understand that the NYSE considers Proposal 2 (ratification of the Company’s independent auditor) and Proposal 3 (approval to increase authorized shares) to be “routine” proposals and, therefore, brokers and other organizations may vote your shares for these proposals, including in the event that they do not receive instructions from you as to how to vote on each of these proposals. Whether a proposal is considered routine or non-routine is ultimately subject to final determination by the NYSE. Brokers may reach conclusions regarding the ability to vote shares on a given proposal that differ from our expectations expressed in this Proxy Statement. As a result, we urge you to direct your broker, fiduciary or custodian how to vote your shares on all proposals to ensure that your vote is counted.”

Page 95 of the Proxy Statement is hereby supplemented and amended to read as follows:

How Shares are Treated When No Voting Instructions are Provided

“If no voting instructions are provided, your shares shall be treated as described below depending on whether you are a registered stockholder or a “beneficial owner”:

•

Registered Stockholders. If you are a registered stockholder, that is, if your shares are held in your own name, and you submit a proxy but do not indicate any voting instructions, your shares will be voted according to the Board’s recommendations as reflected in the chart above.

•

Holders of Shares in “Street” Name. If you hold your shares in “street” name through a broker and do not provide your broker with voting instructions, we expect that your broker will be able to vote your shares on Proposal 2, the ratification of the appointment of the independent registered public accounting firm, and Proposal 3, amending the Certificate of Incorporation to increase the number of authorized shares of common stock.

Under applicable NYSE rules, brokers holding shares beneficially owned by their clients are, generally speaking, not permitted to cast votes with respect to the election of directors (Proposal 1) and approval of the 2024 Equity Incentive Plan (Proposal 7). Furthermore, we understand that it is the NYSE’s position that brokers holding shares beneficially owned by their clients will not be permitted to cast votes with respect to approval to indemnify employees and agents (Proposal 4), approval to include an officer exculpation provision (Proposal 5), approval to add a forum selection provision (Proposal 6), the non-binding, advisory vote on the frequency of future advisory votes on executive compensation (Proposal 8) and the non-binding advisory vote on the compensation of our NEOs (Proposal 9), unless they receive instructions from the beneficial owner of the shares. Brokers may reach conclusions regarding their ability to vote shares on a given proposal that differ from our expectations expressed in this Proxy Statement. It is therefore important that you provide instructions to your broker, if your shares are held by a broker, so that your vote on all proposals is counted.”

The disclosure is supplemented by adding the following sentence to the end of the paragraph under the subheading “Vote Required and Board Recommendation” with respect to each of Proposal 2 (Page 31), Proposal 3 (Page 35), Proposal 4 (Page 37), Proposal 5 (Page 39), Proposal 6 (Page 41), Proposal 7 (Page 50), Proposal 8 (Page 51), and Proposal 9 (Page 52):

“Please refer to the table titled “Vote Required for Each Proposal and Treatment and Effect of Abstentions and Broker Non-Votes” under General Information for further details regarding the anticipated treatment and effect of abstentions and broker non-votes for this proposal.”

The table on Page 96 of the Proxy Statement is hereby amended as follows:

Vote Required for Each Proposal and Treatment and Effect of Abstentions and Broker Non-Votes

The vote required for each proposal and the treatment and effect of abstentions and broker non-votes with respect to each of the other proposals is as follows:

Proposal	Description	Vote Required for Approval	Abstentions	Broker Non- Votes

1.

Election of the 12 director nominees identified in this Proxy Statement to serve as members of the Board of the Company until the 2025 annual meeting of stockholders and until their successors are elected and qualified.

		Plurality of votes cast(1)	Not applicable	Not voted; No effect on voting results

2.	Ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.	Majority of the shares present and entitled to vote	Against	Not expected, discretionary voting permitted

3.	Approval and adoption of an amendment to the Company’s Certificate of Incorporation to increase the authorized shares of common stock from 150,000,000 to 300,000,000.	Affirmative vote of greater than 50% of the outstanding shares	Against	Not expected, discretionary voting permitted

4.	Approval and adoption of an amendment to the Company’s Certificate of Incorporation to add “employees and agents” to the indemnification provision.	Affirmative vote of greater than 50% of the outstanding shares	Against	Against

5.	Approval and adoption of an amendment to the Company’s Certificate of Incorporation to include an officer exculpation provision (as permitted by amendments to the Delaware law).	Affirmative vote of greater than 50% of the outstanding shares	Against	Against

6.	Approval and adoption of an amendment to the Company’s Certificate of Incorporation to add a forum selection provision.	Affirmative vote of greater than 50% of the outstanding shares	Against	Against

7.	Approval and adoption of the Company’s 2024 Equity Incentive Plan.	Majority of the shares present and entitled to vote	Against	Not voted; No effect on voting results
8.	Approval, on an advisory and non-binding basis, on how often an advisory vote to approve executive compensation should be held in the future.	Majority of shares present and entitled to vote	Against	Not voted; No effect on voting results
9.	Approval, on an advisory and non-binding basis, to approve the compensation of the Company’s “Named Executive Officers” as described in this Proxy Statement.	Majority of shares present and entitled to vote	Against	Not voted; No effect on voting results
(1)

Broker non-votes and withheld votes are deemed not voted and have no effect on the voting results for the election of directors. Also see “Actions Required if any Director Nominee Does Not Receive the Required Majority Vote” under General Information. When determining whether a director nominee failed to receive at least a majority of the votes cast under the mandatory resignation policy, broker non-votes are deemed not voted and have no effect on the voting results, and votes withheld have the effect of a vote against.